UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 21, 2006
Date of Report (Date of earliest event reported)

Oakley, Inc.
(Exact name of registrant as specified in its charter)

Washington	001-13848	95-3194947
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
One Icon Foothill Ranch, CA 92610 (Address of principal executive offices) (Zip Code)

(949) 951-0991
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

    On November 22, 2006, Oakley, Inc. (“Oakley”) announced the execution of an Asset Purchase Agreement dated November 21, 2006 (“Asset Purchase Agreement”), by and among Oakley, Merlita Acquisition Corp., a wholly-owned subsidiary of Oakley, Eye Safety Systems, Inc. (“ESS”), the stockholders of ESS and John D. Dondero as the stockholders’ representative. Pursuant to the Asset Purchase Agreement, Oakley will acquire the significant assets of ESS for $110 million cash, subject to certain indemnities and post-closing adjustments. Oakley expects the transaction to close during the first half of 2007. The completion of the acquisition is subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    The foregoing description of the Asset Purchase Agreement and the transactions contemplated thereby is qualified in its entirety by reference to the Asset Purchase Agreement and the press release attached as Exhibits 2.1 and 99.1 hereto, respectively, and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibits.
2.1
Asset Purchase Agreement, dated November 21, 2006, by and among Oakley, Inc., a Washington corporation, Merlita Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Oakley, Eye Safety Systems, Inc., a Delaware corporation, the stockholders of Eye Safety Systems, Inc., and John D. Dondero, an individual, as stockholders’ representative.

99.1	Text of press release, dated November 22, 2006.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OAKLEY, INC.
Date: November 22, 2006	By:	/s/ Cosmas N. Lykos Cosmas N. Lykos Vice President, Business Development

EXHIBIT INDEX

Exhibit Number	Description
2.1
Asset Purchase Agreement, dated November 21, 2006, by and among Oakley, Inc., a Washington corporation, Merlita Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Oakley, Eye Safety Systems, Inc., a Delaware corporation, the stockholders of Eye Safety Systems, Inc., and John D. Dondero, an individual, as stockholders’ representative.

99.1	Text of press release, dated November 22, 2006.